Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement

No. 333-214056

November 8, 2017

United Parcel Service, Inc.

FINAL TERM SHEET

Security Offered:	0.375% Senior Notes due 2023 (the “2023 Notes”)

Issuer:	United Parcel Service, Inc. (the “Company”)

Expected Ratings:	A1/A+

Principal Amount:	€700,000,000

Trade Date:	November 8, 2017

Settlement Date:	It is expected that delivery of the 2023 Notes will be made against payment therefor on or about November 13, 2017, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as ‘‘T+3’’). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2023 Notes on the date of pricing will be required, by virtue of the fact that the 2023 Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2023 Notes who wish to trade those 2023 Notes on the date of pricing should consult their own advisor.

Maturity Date:	November 15, 2023

Price to Public:	99.698%

Net Proceeds to Company (before expenses):	€695,261,000

Benchmark Security:	DBR 2.000% due August 15, 2023

Benchmark Security Price and Yield:	113.19; -0.268%

Spread to Benchmark Security:	+69.4 basis points

Mid-Swap Yield:	0.306%

Spread to Mid-Swap Yield:	+12 basis points

Re-offer Yield:	0.426%

Coupon (Interest Rate):	0.375%

Record Dates:	November 1, beginning November 1, 2018 or, if the notes are represented by one or more global notes, the close of business on the business day immediately preceding the related Interest Payment Date.

Interest Payment Dates:	Annually on November 15, beginning November 15, 2018 (long first coupon)

Minimum Denominations:	The 2023 Notes will be issued in denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

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Optional Redemption:

The 2023 Notes will be redeemable at the Company’s option at any time prior to August 15, 2023 (three months prior to their maturity), as a whole or in part, at the greater of (i) 100% of the principal amount of such 2023 Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such 2023 Notes discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 0.10% (10 basis points), plus accrued interest to the redemption date.

The 2023 Notes will be redeemable at the Company’s option at any time on or after August 15, 2023 (three months prior to their maturity), at a redemption price equal to 100% of the principal amount of such 2023 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Original Issue Discount:	Because the 2023 Notes provide for an initial interest period that is longer than one year, the stated interest on the 2023 Notes will not qualify as “qualified stated interest” under the applicable U.S. Treasury regulations. As a result, the 2023 Notes would be treated as having original issue discount (or OID) for U.S. federal income tax purposes. As a result, among other things, holders (including holders that are cash-basis taxpayers) will be required to include stated interest on the 2023 Notes in income as it accrues in accordance with the OID rules (generally a constant yield method) in advance of the actual receipt of cash payments attributable to such income. Holders should consult their tax advisors regarding the application of the OID rules to the 2023 Notes.

CUSIP:	911312 BF2

ISIN:	XS1718480327

Common Code:	171848032

Listing:	The Company intends to apply to list the 2023 Notes on the New York Stock Exchange.

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Form:	Clearstream/Euroclear, Book-Entry

Law:	New York

Joint Book-Running Managers:	BNP Paribas Citigroup Global Markets Limited Merrill Lynch International UBS Limited

To the extent any Underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Alternatively, the Issuer, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas toll-free at 1-800-854-5674; Citigroup Global Markets Limited toll-free at 1-800-831-9146; Merrill Lynch International toll-free at 1-800-294-1322; or UBS Limited toll-free at 1-888-827-7275.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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Registration Statement

No. 333-214056

November 8, 2017

United Parcel Service, Inc.

FINAL TERM SHEET

Security Offered:	1.500% Senior Notes due 2032 (the “2032 Notes”)

Issuer:	United Parcel Service, Inc. (the “Company”)

Expected Ratings:	A1/A+

Principal Amount:	€500,000,000

Trade Date:	November 8, 2017

Settlement Date:	It is expected that delivery of the 2032 Notes will be made against payment therefor on or about November 13, 2017, which will be the third business day following the date of pricing of the 2032 Notes (such settlement cycle being referred to herein as ‘‘T+3’’). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2032 Notes on the date of pricing will be required, by virtue of the fact that the 2032 Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2032 Notes who wish to trade those 2032 Notes on the date of pricing should consult their own advisor.

Maturity Date:	November 15, 2032

Price to Public:	99.880%

Net Proceeds to Company (before expenses):	€496,650,000

Benchmark Security:	DBR 0.500% due August 15, 2027

Benchmark Security Price and Yield:	101.75; 0.318%

Spread to Benchmark Security:	+119.10 basis points

Mid-Swap Yield:	1.209%

Spread to Mid-Swap Yield:	+30 basis points

Re-offer Yield:	1.509%

Coupon (Interest Rate):	1.500%

Record Dates:	November 1, beginning November 1, 2018 or, if the notes are represented by one or more global notes, the close of business on the business day immediately preceding the related Interest Payment Date.

Interest Payment Dates:	Annually on November 15, beginning November 15, 2018 (long first coupon)

Minimum Denominations:	The 2032 Notes will be issued in denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

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Optional Redemption:

The 2032 Notes will be redeemable at the Company’s option at any time prior to August 15, 2032 (three months prior to their maturity), as a whole or in part, at the greater of (i) 100% of the principal amount of such 2032 Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such 2032 Notes discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 0.20% (20 basis points), plus accrued interest to the redemption date.

The 2032 Notes will be redeemable at the Company’s option at any time on or after August 15, 2032 (three months prior to their maturity), at a redemption price equal to 100% of the principal amount of such 2032 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Original Issue Discount:	Because the 2032 Notes provide for an initial interest period that is longer than one year, the stated interest on the 2032 Notes will not qualify as “qualified stated interest” under the applicable U.S. Treasury regulations. As a result, the 2032 Notes would be treated as having original issue discount (or OID) for U.S. federal income tax purposes. As a result, among other things, holders (including holders that are cash-basis taxpayers) will be required to include stated interest on the 2032 Notes in income as it accrues in accordance with the OID rules (generally a constant yield method) in advance of the actual receipt of cash payments attributable to such income. Holders should consult their tax advisors regarding the application of the OID rules to the 2032 Notes.

CUSIP:	911312 BE5

ISIN:	XS1717441726

Common Code:	171744172

Listing:	The Company intends to apply to list the 2032 Notes on the New York Stock Exchange.

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Form:	Clearstream/Euroclear, Book-Entry

Law:	New York

Joint Book-Running Managers:	BNP Paribas Citigroup Global Markets Limited Merrill Lynch International UBS Limited

To the extent any Underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Alternatively, the Issuer, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas toll-free at 1-800-854-5674; Citigroup Global Markets Limited toll-free at 1-800-831-9146; Merrill Lynch International toll-free at 1-800-294-1322; or UBS Limited toll-free at 1-888-827-7275.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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